Exhibit 99.1

PEOPLE’S UNITED FINANCIAL, INC. CONTACTS

Investors:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

Media:	Valerie C. Carlson
Corporate Communications
203.338.2351
valerie.carlson@peoples.com

FEBRUARY 28, 2012

PEOPLE’S UNITED BANK TO ACQUIRE SELECT CITIZENS BANK BRANCHES AND DEPOSITS IN NEW YORK STATE

Transaction Includes 52 Stop & Shop Branches and Deepens Presence on Long Island and in Westchester County

BRIDGEPORT, CT– People’s United Financial, Inc. (Nasdaq: PBCT), the holding company for People’s United Bank, announced today a definitive agreement by which People’s United Bank will acquire 56 branches from Citizens Financial Group, Inc. and assume $325 million in deposits associated with these branches. Fifty-two of the branches are situated in Stop & Shop supermarkets and four are traditional branches. All of the branches are located in the state of New York, with 29 on Long Island, eight in Westchester County and six in the boroughs of New York City, all areas of key focus for People’s United. People’s United, which currently operates 87 Stop & Shop branch locations in Connecticut, will pay Citizens a 1% premium on the assumed deposits.

The all-cash transaction is valued at $3.25 million and includes all existing Citizens Bank branches in Long Island and New York City as well as certain locations in New York state’s Westchester, Rockland, Putnam, Orange, Dutchess and Ulster Counties. People’s United has agreed that all employees at the acquired Citizens branches will be offered comparable positions at People’s United. Completion of the transaction is anticipated late in the second quarter of 2012 and is subject to customary closing conditions, including the receipt of regulatory approvals.

“This acquisition leverages the excellent in-store banking track record of People’s United to deepen our presence and introduce the convenience of our in-store banking to customers on Long Island and in Westchester County,” said Jack Barnes, President and Chief Executive Officer of People’s United Financial. “It is a unique opportunity to be the exclusive provider of banking services at 139 Stop & Shop stores across Long Island, southern New York state and Connecticut.”

“Our success with in-store banking is based on the connection between a strong, relationship-based, traditional branch network and the unparalleled convenience and full range of products and services that we offer at Stop & Shop locations,” Barnes said. “The bank’s strong partnership with Stop & Shop allows us to leverage our brand with the approximately 2.7 million shoppers who visit Long Island, southern New York and Connecticut Stop & Shop stores every week.

“People’s United currently serves customers at 37 traditional branch locations on Long Island and Westchester County,” he said. “As a result, following the closing of this transaction we expect a lift to traffic in both in-store and traditional branches within these markets.”

“The new branches add an additional source of core deposit funding to the bank,” Barnes stated. “We see a clear and immediate opportunity to increase the deposits in the acquired branches, providing additional funding for our strong franchise-wide loan growth.”

“Stop & Shop is pleased to have the opportunity to extend its relationship with People’s United Bank into New York state,” said Don Sussman, Stop & Shop’s New York Metro Division President. “Jointly, People’s United, one of our first in-store partners, and Stop & Shop have identified the synergies of convenience and volume that exist for our customers who may shop and bank in the same trip. We are confident that the seamless transition will not disrupt our customers’ shopping experience.”

People’s United was advised in this transaction by Jefferies & Company, Inc. as financial advisor and Simpson Thacher & Bartlett LLP as legal counsel. Citizens was advised by Keefe, Bruyette & Woods, Inc.

About People’s United Financial, Inc.

People’s United Bank is a subsidiary of People’s United Financial, Inc., a diversified financial services company with $28 billion in assets. People’s United Bank, founded in 1842, is the largest independent bank headquartered in New England and provides commercial and retail banking, as well as wealth management services through a network of 369 branches in Connecticut, Massachusetts, Vermont, New York, New Hampshire and Maine. Through its subsidiaries, People’s United Financial provides equipment financing, brokerage and insurance services.

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